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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/X/ Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
Golder, Thoma, Cressey, Rauner Fund IV, L.P.    Province Healthcare Company (PRHC)              Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director          10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
6100 Sears Tower                                  Number of Reporting        Month/Year             Officer (give  X Other (Specify
---------------------------------------------     Person (Voluntary)        8/99                ----        title ---       below)
                 (Street)                                                 ------------------                below)
Chicago           IL                 60606                                5. If Amendment,           Former 10% owner
---------------------------------------------                                Date of Original       --------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                  8/31/99      J             600,000    D                      1,101,258           D
                                       (See Note 1)      shares                             shares
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                                                                     SEC 1474 (7-97)

                                                                      Potential persons who are to respond to the collection of
                                                                      information contained in this form are not required to
                                                                      respond unless the form displays a currently valid OMB
                                                                      control number.

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


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- | 5. Number of   | 6. Date Exer-  | 7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |    Derivative  |    cisable and |    of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |    Securities  |    Expiration  |    Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|    Acquired (A)|    Date        |    (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |    or Disposed |    (Month/Day/ |                     |   Secur-    |
|                       |     ative    |   Year)  |          |    or (D)      |    Year)       |                     |   ity       |
|                       |     Security |          |          |    (Instr. 3,  |                |                     |   (Instr. 5)|
|                       |              |          |          |    4, and 5)   |----------------|---------------------|             |
|                       |              |          |          |                | Date   |Expira-|         |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion   |  Title  |  Number of|             |
|                       |              |          | Code| V  |   (A)  |  (D)  | cisable|Date   |         |  Shares   |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|---------|-----------|-------------|
|                       |              |          |     |    |        |       |        |       |         |           |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|---------|-----------|-------------|
|                       |              |          |     |    |        |       |        |       |         |           |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|---------|-----------|-------------|
|                       |              |          |     |    |        |       |        |       |         |           |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|---------|-----------|-------------|
|                       |              |          |     |    |        |       |        |       |         |           |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|---------|-----------|-------------|
|                       |              |          |     |    |        |       |        |       |         |           |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|---------|-----------|-------------|
|                       |              |          |     |    |        |       |        |       |         |           |             |
|----------------------------------------------------------------------------------------------------------------------------------


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|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
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Explanation of Responses:

NOTE 1: DISTRIBUTION TO PARTNERS OF REPORTING PERSON.
                                                                                 By: GTCR IV, L.P.,
                                                                                     its general partner

** Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        By: Golder, Thoma, Cressey, Rauner, Inc.,
                                                                                     its general partner
                                                                                                                         9/10/99
Note. File three copies of this Form, one of which must be manually signed.          --------------------------------   ----------
      If space is insufficient, see Instruction 6 for procedure.                    **Signature of Reporting Person       Date
                                                                                       BRUCE V. RAUNER,
Potential persons who are to respond to the collection of information                  PRINCIPAL
contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                             Page 2

                                                                                                                     SEC 1474 (&-97)
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